Exhibit 99.1
FOR IMMEDIATE RELEASE

John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350
STERLING BANCORP ANNOUNCES TIME-CHANGE FOR PRESENTATION
AT FOX-PITT KELTON COCHRAN CARONIA WALLER
BANK CONFERENCE
New York, N.Y., June 16, 2008 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the Fox-Pitt Kelton Cochran Caronia Waller “Small-Midcap Bank and Insurance Conference” on Wednesday, June 18, 2008 at the Omni Berkshire Place Hotel in New York City. The time of the Sterling Bancorp presentation has been moved up to 3:30 p.m. Eastern Daylight Time, rather than 4:15 p.m. as originally scheduled.
The presentation will be simultaneously webcast and can be accessed via the Sterling Bancorp investor relations webpage at: www.sterlingbancorp.com. It also will be accessible via: http://www.wsw.com/webcast/fpk5/stl/. The presentation will be archived for 60 days and the archive can be accessed via either of these web links.
About Sterling Bancorp
Sterling Bancorp (NYSE: STL) is a New York-based banking and financial services company that serves the needs of businesses, professionals and individuals. With assets exceeding $2.1 billion, Sterling offers a broad array of products and services, combined with a unique high-touch approach to customer service. The Company’s principal banking subsidiary, Sterling National Bank, with offices in New York City and Queens, Nassau and Westchester counties, was founded in 1929.
Known for its focus on business customers, Sterling offers such services as working capital lines, asset-based financing, factoring and accounts receivable management, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages, international trade financing, cash management, a wide array of deposit products, trust and estate administration, and investment management services.
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